Exhibit 99.1

Press Release

For Immediate Release

Contacts: Yee Phong (Alan) Thian
President and CEO
(626) 307-7559
David Morris
Executive Vice President and CFO
(714) 670-2488

RBB Bancorp Reports Record Fourth Quarter and Full Year Earnings for 2021

Conference Call and Webcast Scheduled for Tuesday, January 25, 2022 at

11:00 a.m. Pacific Time/2:00 p.m. Eastern Time

Fourth Quarter 2021 Highlights

●	Record net income of $15.7 million, or $0.79 diluted earnings per share, increased $342,000, or 2.2%, from the prior quarter and increased $4.6 million, or 40.9%, from the fourth quarter of 2020

●	Loans grew by $81.8 million, or 11.4% annualized, from the end of the prior quarter

●	Announced the entry into the San Francisco Bay area with an agreement to acquire Gateway Bank, F.S.B. and completed the previously announced purchase acquisition of the Bank of the Orient’s Honolulu, Hawaii branch

Los Angeles, CA, January 24, 2022 – RBB Bancorp (NASDAQ:RBB) and its subsidiaries, Royal Business Bank (“the Bank”) and RBB Asset Management Company (“RAM”), collectively referred to herein as “the Company,” announced financial results for the quarter ended December 31, 2021.

The Company reported record net income of $15.7 million, or $0.79 diluted earnings per share, for the three months ended December 31, 2021, compared to net income of $15.4 million, or $0.77 diluted earnings per share, and $11.1 million, or $0.56 diluted earnings per share, for the three months ended September 30, 2021 and December 31, 2020, respectively.

“Royal Business Bank’s excellent fourth quarter results contributed to a record year of growth and performance in 2021,” said Alan Thian, President and CEO of RBB Bancorp. “Our strategy of expansion has proven to be an effective driver of shareholder value by enhancing earnings, accelerating loan growth, and improving our deposit franchise. Our recent expansion into the vibrant Hawaiian market and our announced acquisition of Gateway Bank in the San Francisco Bay area will provide us with additional opportunities to bring our relationship-banking model to new markets.”

"2021 was a tremendous year for the Bank," said Dr. James Kao, Chairman of RBB Bancorp. “Not only did the Bank achieve record results and growth, but it was also recognized multiple times for the work it does to serve the financial needs of the communities in which it operates. Two members of the RBB team, Alan Thian and Simon Pang, were appointed to national commissions to advise on community development and the Bank was the awarded a CDFI grant from the US Treasury to support distressed and underserved communities.”

Key Performance Ratios

Net income of $15.7 million for the fourth quarter of 2021 produced an annualized return on average assets ("ROA") of 1.52%, an annualized return on average tangible common shareholders' equity ("ROTCE") of 15.98%, and an annualized return on average shareholders' equity ("ROE") of 13.45%. This compares to an annualized return on average assets of 1.54%, an annualized return on average tangible common shareholders' equity of 16.17%, and an annualized return on average shareholders' equity of 13.52% for the third quarter of 2021. The efficiency ratio for the fourth quarter of 2021 was 36.56%, compared to 38.87% for the prior quarter.

Net Interest Income and Net Interest Margin

Net interest income, before provision for loan losses, was $33.2 million for the fourth quarter of 2021, compared to $31.6 million for the third quarter of 2021. The $1.6 million increase was primarily attributable to higher interest income due to a $135.9 million increase in average earning assets and a $51.1 million decrease in average interest-bearing liabilities.  Accretion of purchase discounts from prior acquisitions contributed $192,000 to net interest income in the fourth quarter of 2021, compared to $289,000 in the third quarter of 2021.

Compared to the fourth quarter of 2020, net interest income, before provision for loan losses, increased $4.3 million from $28.9 million. The increase was primarily attributable to a $713.3 million increase in average earning assets, partially offset by a $137.3 million increase in average interest-bearing liabilities. The increases in average earning assets and total deposits were primarily due to increased loan and deposit originations.

Net interest margin was 3.43% for the fourth quarter of 2021, an increase of 5 basis points from 3.38% in the third quarter of 2021.  Loan discount accretion contributed 2 basis points to the net interest margin in the fourth quarter of 2021, compared to 3 basis points in the third quarter of 2021.

Noninterest Income

Noninterest income was $3.2 million for the fourth quarter of 2021, a decrease of $2.4 million from $5.5 million in the third quarter of 2021. The decrease was primarily driven by a one-time $1.8 million CDFI grant received during the third quarter and a $455,000 decrease in gain on derivatives, partially offset by a $196,000 increase in loan servicing fees during the quarter.

The Company sold $37.7 million in FNMA qualified mortgage loans for a net gain of $1.4 million and sold no non-qualified mortgage loans during the fourth quarter of 2021. This compared to $36.6 million in FNMA qualified mortgage loans sold for a net gain of $1.2 million and no non-qualified mortgage loans during the third quarter of 2021. The Company sold $5.5 million in SBA loans during the fourth quarter of 2021 for a net gain of $436,000, compared to $5.9 million SBA loans sold for a net gain of $553,000 during the third quarter of 2021.

Compared to the fourth quarter of 2020, noninterest income decreased by $1.3 million from $4.5 million. The decrease was primarily attributable to a decrease of $657,000 in gain on sale of loans and a decrease of $378,000 in unrealized gain (loss) on equity investment.

Noninterest Expense

Noninterest expense for the fourth quarter of 2021 was $13.3 million, compared to $14.4 million for the third quarter of 2021. The $1.1 million decrease was primarily attributable to a $2.0 million decrease in salaries and benefit expenses, partially offset by $940,000 increase in legal and professional expense.  The fourth quarter increase in legal and professional expenses were due, in part, to expenses related to the acquisition of the branch in Honolulu, Hawaii and the announced acquisition of Gateway Bank.

Noninterest expense decreased from $14.5 million in the fourth quarter of 2020. The $1.2 million decrease was primarily due to a $1.3 million decrease in salaries and benefits expenses, $275,000 decrease in occupancy and equipment expenses and a $174,000 decrease in data processing expenses, partially offset by an $892,000 increase in legal and professional expenses.

Income Taxes

The effective tax rate was 30.0% for the fourth quarter of 2021, 28.5% for the third quarter of 2021, and 29.9% for the fourth quarter of 2020. The Company recognized a tax expense (benefit) from stock option exercises of ($215,000), ($534,000) and zero for the fourth quarter of 2021, the third quarter of 2021, and the fourth quarter of 2020, respectively.

Loan Portfolio

Loans held for investment, net of deferred fees and discounts, totaled $2.93 billion as of December 31, 2021, an increase of $91.0 million from September 30, 2021, and an increase of $224.6 million from December 31, 2020. The increase from the prior quarter was primarily due to a $42.4 million increase in commercial real estate loans, $31.4 million increase in construction & land development loans and a $29.8 million increase in single-family residential mortgages.  The increase from December 31, 2020 was primarily due to a $244.4 million increase in commercial real estate loans, $116.4 million increase in construction & land development loans, partially offset by a $119.8 million decrease in single-family residential mortgages.

During the fourth quarter of 2021, single-family residential mortgage production was $137.7 million while payoffs and paydowns were $79.5 million.  During the third quarter of 2021, single-family residential mortgage production was $112.0 million while payoffs and paydowns were $79.0 million.

Mortgage loans held for sale were $6.0 million as of December 31, 2021, a decrease of $9.2 million from $15.2 million at September 30, 2021 and a decrease of $44.0 million from $50.0 million as of December 31, 2020. The Company originated approximately $18.2 million in FNMA mortgage loans for sale for the fourth quarter of 2021, compared with $12.2 million during the prior quarter.

In the fourth quarter of 2021, SBA loan production was $4.6 million and total SBA loan sales were $5.5 million.

Deposits

Deposits were $3.4 billion at December 31, 2021, and compared to September 30, 2021, there was an increase of $417.7 million from September 30, 2021, and an increase of $750.4 million from December 31, 2020, including brokered deposits.  During the fourth quarter of 2021, noninterest-bearing deposits increased by $466.7 million, interest-bearing non-maturity deposits decreased by $3.9 million, and time deposits decreased by $45.1 million.  Noninterest-bearing deposits increased due to expanding relationships with a number of our commercial clients.  As of December 31, 2021, time deposits included $2.4 million in brokered CDs, as compared to $2.4 million as of September 30, 2021 and $17.4 million as of December 31, 2020.  Compared to December 31, 2020, total deposits increased by $750.4 million, which included a $674.3 million increase in noninterest bearing deposits and a $76.1 million increase in interest-bearing deposits.

Asset Quality

Nonperforming assets totaled $21.0 million, or 0.50% of total assets at December 31, 2021, compared to $14.5 million, or 0.38% of total assets at September 30, 2021.  The $6.5 million increase in non-performing assets was due to the addition of three commercial real estate loans in the amount of $3.5 million, one SFR loan for $156,000 and three commercial and industrial loans for $3.7 million, less paydowns and payoffs on other non-performing loans.  Nonperforming assets consist of other real estate owned, loans modified under troubled debt restructurings (“TDR”), non-accrual loans, and loans past due 90 days or more and still accruing interest.

In the fourth quarter of 2021, there were $46,000 in net recoveries, compared to net charge-offs of $317,000 in the third quarter.

The Company recorded a provision for credit losses of $635,000 for the fourth quarter of 2021, a decrease from $1.2 million in the prior quarter, primarily attributable to a reduction of the COVID-19 special reserve in the allowance for loan losses.

The allowance for loan losses totaled $32.9 million, or 1.12% of loans held for investment at December 31, 2021, compared with $32.2 million, or 1.13%, of total loans at September 30, 2021.

As of December 31, 2021, borrowers representing 69 loans totaling $11.8 million, or 0.40% of the Company’s total loan portfolio, have funded under the SBA’s Paycheck Protection Program due to the COVID-19 pandemic.  Presently none of our SBA customers are on a payment deferral plan due to the COVID-19 pandemic.

As of January 15, 2022, the Company had no COVID-19 loans deferred.

During the fourth quarter of 2021, the Company repurchased 75,849 common shares at a weighted average price of $24.53.

Agreement to Acquire Gateway Bank, F.S.B.

On December 28, 2021, RBB Bancorp announced that it entered into a definitive agreement to acquire Gateway Bank, F.S.B. ("Gateway Bank") in a cash transaction valued at approximately $22.9 million, subject to certain terms and conditions, including customary holdbacks if certain contingencies are not met, and other possible adjustments as contained in the definitive agreement.

Gateway Bank, a commercial bank based in Oakland, California, had total assets of $172.4 million, total gross loans of $123.1 million, total deposits of $147.5 million, and total tangible equity of $15.5 million as of September 30, 2021. Principally serving the Asian-American communities in the San Francisco Bay Area, Gateway Bank has one branch located in Oakland’s Chinatown neighborhood, offering consumer and business banking and loan products and services.

The Company expects the transaction to be accretive to earnings per share in 2022 in the mid-single digit range. The Company also expects to incur tangible book value per share dilution of approximately 1.8% upon closing of the transaction, with a tangible book value dilution payback period of approximately 1.8 years. The earnings per share accretion estimates are based on estimated cost savings of approximately 60% of Gateway Bank's non-interest expense, with the cost savings phased in during 2022. The earnings per share accretion estimates do not include any assumption of revenue synergies. The transaction is expected to close in second quarter of 2022 and is subject to the Company obtaining all the regulatory approvals as well as other customary closing conditions.

Corporate Overview

RBB Bancorp is a community-based financial holding company headquartered in Los Angeles, California.  As of December 31, 2021, the company had total assets of $4.2 billion. Its wholly-owned subsidiary, the Bank is a full service commercial bank, which provides business banking services to the Chinese-American communities in Los Angeles County, Orange County, and Ventura County in California, in Las Vegas, Nevada, in Brooklyn, Queens, and Manhattan in New York, in Edison, New Jersey, in the Chicago neighborhoods of Chinatown and Bridgeport, Illinois, and in Oahu, Hawaii.  Bank services include remote deposit, E-banking, mobile banking, commercial and investor real estate loans, business loans and lines of credit, commercial and industrial loans, SBA 7A and 504 loans, 1-4 single family residential loans, automobile lending, trade finance, a full range of depository account products and wealth management services.  The Bank has nine branches in Los Angeles County, two branches in Ventura County, one branch in Orange County, California, one branch in Las Vegas, Nevada, two branches and one loan operation center in Brooklyn, three branches in Queens, one branch in Manhattan in New York, one branch in Edison, New Jersey, two branches in Chicago, Illinois, and one branch in Honolulu, Hawaii. The Company's administrative and lending center is located at 1055 Wilshire Blvd., Los Angeles, California 90017, and its finance and operations center is located at 7025 Orangethorpe Ave., Buena Park, California 90621. The Company's website address is www.royalbusinessbankusa.com.

Conference Call

Management will hold a conference call at 11:00 a.m. Pacific time/2:00 p.m. Eastern time tomorrow, January 25, 2022, to discuss the Company’s fourth quarter 2021 financial results.

To listen to the conference call, please dial 1-866-518-6930 or 1-203-518-9797, conference ID RBBQ421.  A replay of the call will be made available at 1-800-938-1602 or 1-404-220-1548 (no passcode required) approximately one hour after the conclusion of the call and will remain available through February 2, 2022.

The conference call will also be simultaneously webcast over the Internet; please visit our Royal Business Bank website at www.royalbusinessbankusa.com and click on the “Investors” tab to access the call from the site. This webcast will be recorded and available for replay on our website approximately two hours after the conclusion of the conference call.

Disclosure

This press release contains certain non-GAAP financial disclosures for tangible common equity and tangible assets and adjusted earnings. The Company uses certain non-GAAP financial measures to provide meaningful supplemental information regarding the Company’s operational performance and to enhance investors’ overall understanding of such financial performance. Please refer to the tables at the end of this release for a presentation of performance ratios in accordance with GAAP and a reconciliation of the non-GAAP financial measures to the GAAP financial measures.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions and events and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend, including both residential and commercial real estate; a prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors or key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for loan losses and charge-offs; expectations regarding the impact of the COVID-19 pandemic; the costs or effects of acquisitions or dispositions we may make, including our recent acquisition of PGB Holdings, Inc. and its wholly-owned subsidiary, Pacific Global Bank, and our recently completed acquisition of First American International Corp., whether we are able to obtain any required governmental or shareholder approvals in connection with any such acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such acquisitions or dispositions; the effect of changes in laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, banking capital levels, consumer, commercial or secured lending, securities and securities trading and hedging, compliance, employment, executive compensation, insurance, vendor management and information security) with which we and our subsidiaries must comply or believe we should comply; changes in estimates of future reserve requirements and minimum capital requirements based upon the periodic review thereof under relevant regulatory and accounting requirements, including changes in the Basel Committee framework establishing capital standards for credit, operations and market risk; inflation, interest rate, securities market and monetary fluctuations; changes in government interest rates or monetary policies; changes in the amount and availability of deposit insurance; cyber-security threats, including loss of system functionality or theft or loss of Company or customer data or money; political instability; acts of war or terrorism, or natural disasters, such as earthquakes, drought, or the effects of pandemic diseases; the timely development and acceptance of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon vendors with respect to the operation of certain of the Company’s key internal and external systems and applications; changes in commercial or consumer spending, borrowing and savings preferences or behaviors; technological changes and the expanding use of technology in banking (including the adoption of mobile banking and funds transfer applications); the ability to retain and increase market share, retain and grow customers and control expenses; changes in the competitive and regulatory environment among financial and bank holding companies, banks and other financial service providers; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions; fluctuations in the price of the Company’s common stock or other securities; and the resulting impact on the Company’s ability to raise capital or make acquisitions, the effect of changes in accounting policies and practices, as may be adopted from time-to-time by our regulatory agencies, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters, including ASU 2016-13 (Topic 326), “Measurement of Credit Losses on Financial Instruments”, commonly referenced as the Current Expected Credit Loss (“CECL”) model, which will change how we estimate credit losses and may increase the required level of our allowance for credit losses after adoption; changes in our organization, management, compensation and benefit plans, and our ability to retain or expand our workforce, management team and/or our board of directors; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (such as securities, consumer or employee class action litigation), regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, FDIC, FRB and California DFPI (formerly DBO); our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including its Annual Report as filed under Form 10-K-A for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited, except for December 31, 2020)

(Dollars in thousands)

	December 31,	September 30,	June 30,	March 31,	December 31,
	2021	2021	2021	2021	2020
Assets
Cash and due from banks	$501,372	$206,927	$493,653	$362,930	$137,654
Federal funds sold and other cash equivalents	193,000	170,000	110,000	57,000	57,000
Total cash and cash equivalents	694,372	376,927	603,653	419,930	194,654
Interest-bearing deposits in other financial institutions	600	600	600	600	600
Investment securities available for sale	368,260	345,000	339,568	281,582	210,867
Investment securities held to maturity	6,252	6,258	6,664	6,668	7,174
Mortgage loans held for sale	5,957	15,188	9,246	37,675	49,963
Loans held for investment	2,931,350	2,840,354	2,709,206	2,715,205	2,706,766
Allowance for loan losses	(32,912)	(32,231)	(31,352)	(30,795)	(29,337)
Net loans held for investment	2,898,438	2,808,123	2,677,854	2,684,410	2,677,429
Premises and equipment, net	27,199	27,157	27,039	27,093	27,103
Federal Home Loan Bank (FHLB) stock	15,000	15,000	15,000	15,641	15,641
Cash surrender value of life insurance	55,988	55,656	55,325	35,308	35,121
Goodwill	69,243	69,243	69,243	69,243	69,243
Servicing assets	11,517	12,141	12,558	13,264	13,965
Core deposit intangibles	4,075	4,327	4,608	4,895	5,196
Right-of-use assets- operating leases	22,454	23,735	25,050	25,500	—
Accrued interest and other assets	48,839	42,452	44,230	42,490	43,116
Total assets	$4,228,194	$3,801,807	$3,890,638	$3,664,299	$3,350,072
Liabilities and shareholders' equity
Deposits:
Noninterest-bearing demand	$1,291,484	$824,771	$940,041	$787,439	$617,206
Savings, NOW and money market accounts	927,609	931,517	858,597	791,486	731,084
Time deposits, less than $250,000	587,940	614,146	658,393	649,190	688,875
Time deposits, greater than or equal to $250,000	578,499	597,379	612,894	593,178	597,963
Total deposits	3,385,532	2,967,813	3,069,925	2,821,293	2,635,128
Reserve for unfunded commitments	1,203	1,304	1,216	1,320	1,383
FHLB advances	150,000	150,000	150,000	150,000	150,000
Long-term debt, net of debt issuance costs	173,007	172,862	172,718	172,581	104,391
Subordinated debentures	14,502	14,447	14,393	14,338	14,283
Lease liabilities - operating leases	23,282	24,524	25,798	26,199	—
Accrued interest and other liabilities	13,985	14,833	14,263	42,900	16,399
Total liabilities	3,761,511	3,345,783	3,448,313	3,228,631	2,921,584
Shareholders' equity:
Shareholder's equity	468,267	456,490	442,086	435,746	427,287
Non-controlling interest	72	72	72	72	72
Accumulated other comprehensive (loss) income - Net of tax	(1,656)	(538)	167	(150)	1,129
Total shareholders' equity	466,683	456,024	442,325	435,668	428,488
Total liabilities and shareholders’ equity	$4,228,194	$3,801,807	$3,890,638	$3,664,299	$3,350,072

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the Three Months Ended
	December 31, 2021	September 30, 2021	December 31, 2020
Interest and dividend income:
Interest and fees on loans	$36,783	$35,601	$34,832
Interest on interest-bearing deposits	160	219	55
Interest on investment securities	1,069	889	639
Dividend income on FHLB stock	227	225	193
Interest on federal funds sold and other	205	174	145
Total interest income	38,444	37,108	35,864
Interest expense:
Interest on savings deposits, NOW and money market accounts	683	697	736
Interest on time deposits	1,748	2,048	3,900
Interest on subordinated debentures and long term debt	2,343	2,342	1,901
Interest on other borrowed funds	445	445	450
Total interest expense	5,219	5,532	6,987
Net interest income before provision for loan losses	33,225	31,576	28,877
Provision for loan losses	635	1,196	3,008
Net interest income after provision for loan losses	32,590	30,380	25,869
Noninterest income:
Service charges, fees and other	1,351	3,100	1,565
Gain on sale of loans	1,788	1,790	2,445
Loan servicing fees, net of amortization	258	62	206
Recoveries on loans acquired in business combinations	4	68	5
Unrealized (loss) on equity investments	(300)	(5)	78
(Loss) gain on derivatives	(277)	178	—
Increase in cash surrender value of life insurance	332	331	191
Total noninterest income	3,156	5,524	4,490
Noninterest expense:
Salaries and employee benefits	6,812	8,772	8,105
Occupancy and equipment expenses	2,125	2,189	2,400
Data processing	838	965	1,012
Legal and professional	1,686	746	794
Office expenses	359	311	295
Marketing and business promotion	418	324	295
Insurance and regulatory assessments	475	384	210
Core deposit premium	252	281	324
OREO expenses	4	4	4
Merger expenses	38	40	5
Other expenses	293	404	1,009
Total noninterest expense	13,300	14,420	14,453
Income before income taxes	22,446	21,484	15,906
Income tax expense	6,740	6,120	4,759
Net income	$15,706	$15,364	$11,147

Net income per share
Basic	$0.81	$0.79	$0.57
Diluted	$0.79	$0.77	$0.56
Cash Dividends declared per common share	$0.13	$0.13	$0.09
Weighted-average common shares outstanding
Basic	19,444,148	19,343,262	19,655,621
Diluted	19,851,202	19,798,187	19,812,401

RBB BANCORP AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited, except for December 31, 2020)

(Dollars in thousands, except per share amounts)

	For the Twelve Months Ended
	December 31, 2021	December 31, 2020
Interest and dividend income:
Interest and fees on loans	$141,569	$133,894
Interest on interest-earning deposits	552	641
Interest on investment securities	3,379	2,968
Dividend income on FHLB stock	869	572
Interest on federal funds sold and other	694	1,045
Total interest income	147,063	139,120
Interest expense:
Interest on savings deposits, NOW and money market accounts	2,786	3,540
Interest on time deposits	9,170	21,665
Interest on subordinated debentures and long term debt	8,999	7,677
Interest on other borrowed funds	1,765	1,483
Total interest expense	22,720	34,365
Net interest income	124,343	104,755
Provision for loan losses	3,959	11,823
Net interest income after provision for loans losses	120,384	92,932
Noninterest income:
Service charges, fees and other (1)	7,235	4,852
Gain on sale of loans	9,991	5,997
Loan servicing fees, net of amortization	684	2,052
Recoveries on loans acquired in business combinations	82	84
Unrealized (loss) gain on equity investments	(360)	—
Gain on derivatives	46	78
Increase in cash surrender value of life insurance	1,067	767
Gain on sale of securities	—	210
Total noninterest income	18,745	14,040
Noninterest expense:
Salaries and employee benefits	33,568	33,312
Occupancy and equipment expenses	8,691	9,691
Data processing	4,474	4,236
Legal and professional	3,773	2,743
Office expenses	1,197	1,226
Marketing and business promotion	1,157	751
Insurance and regulatory assessments	1,561	984
Core deposit premium	1,121	1,395
OREO expenses	17	35
Merger expenses	137	746
Other expenses	2,496	4,394
Total noninterest expense	58,192	59,513
Income before income taxes	80,937	47,459
Income tax expense	24,031	14,531
Net income	$56,906	$32,928

Net income per share
Basic	$2.92	$1.66
Diluted	$2.86	$1.65
Cash Dividends declared per common share	$0.51	$0.33
Weighted-average common shares outstanding
Basic	19,423,549	19,763,422
Diluted	19,834,306	19,921,859

(1)	Includes $1.8 million of the U.S. Treasury's CDFI rapid response program grant income, received in the third quarter of 2021.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31, 2021			September 30, 2021			December 31, 2020
	Average	Interest	Yield /	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$587,980	$592	0.40%	$628,020	$618	0.39%	$188,430	$393	0.83%
Securities
Available for sale (2)	376,601	1,037	1.09%	336,130	856	1.01%	222,762	579	1.03%
Held to maturity (2)	6,256	56	3.55%	6,262	56	3.55%	7,383	68	3.66%
Mortgage loans held for sale	3,721	40	4.26%	5,218	46	3.50%	41,265	325	3.13%
Loans held for investment: (3)
Real estate	2,492,396	31,978	5.09%	2,361,405	30,911	5.19%	2,282,937	29,705	5.18%
Commercial	380,098	4,765	4.97%	374,125	4,644	4.92%	390,980	4,802	4.89%
Total loans	2,872,494	36,743	5.07%	2,735,530	35,555	5.16%	2,673,917	34,507	5.13%
Total earning assets	3,847,052	$38,468	3.97%	3,711,160	$37,131	3.97%	3,133,757	$35,872	4.55%
Noninterest-earning assets	240,059			242,742			196,071
Total assets	$4,087,111			$3,953,902			$3,329,828

Interest-bearing liabilities
NOW	$73,896	$48	0.26%	$71,454	$48	0.27%	$62,232	$48	0.31%
Money Market	668,742	602	0.36%	660,806	615	0.37%	504,463	656	0.52%
Saving deposits	138,906	33	0.09%	139,555	34	0.10%	128,727	32	0.10%
Time deposits, less than $250,000	599,119	827	0.55%	644,013	977	0.60%	698,415	2,058	1.17%
Time deposits, $250,000 and over	588,265	921	0.62%	604,394	1,071	0.70%	594,655	1,842	1.23%
Total interest-bearing deposits	2,068,928	2,431	0.47%	2,120,222	2,745	0.51%	1,988,492	4,636	0.93%
FHLB advances	150,000	445	1.18%	150,000	445	1.18%	161,957	450	1.11%
Long-term debt	172,912	2,195	5.04%	172,767	2,194	5.04%	104,335	1,748	6.67%
Subordinated debentures	14,466	148	4.06%	14,411	148	4.07%	14,248	153	4.27%
Total interest-bearing liabilities	2,406,306	5,219	0.86%	2,457,400	5,532	0.89%	2,269,032	6,987	1.23%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,177,948			1,003,304			616,803
Other noninterest-bearing liabilities	39,483			42,419			16,830
Total noninterest-bearing liabilities	1,217,431			1,045,723			633,633
Shareholders' equity	463,374			450,779			427,163
Total liabilities and shareholders' equity	$4,087,111			$3,953,902			$3,329,828
Net interest income / interest rate spreads		$33,249	3.11%		$31,599	3.08%		$28,885	3.32%
Net interest margin			3.43%			3.38%			3.67%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

AVERAGE BALANCE SHEET AND NET INTEREST INCOME

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended
	December 31, 2021			December 31, 2020
	Average	Interest	Yield /	Average	Interest	Yield /
(tax-equivalent basis, dollars in thousands)	Balance	& Fees	Rate	Balance	& Fees	Rate
Earning assets:
Federal funds sold, cash equivalents & other (1)	$504,809	$2,115	0.42%	$212,594	$2,258	1.06%
Securities
Available for sale (2)	320,544	3,217	1.00%	175,307	2,714	1.55%
Held to maturity (2)	6,543	238	3.64%	7,665	287	3.74%
Mortgage loans held for sale	20,817	670	3.22%	41,019	1,779	4.34%
Loans held for investment: (3)
Real estate	2,363,846	122,204	5.17%	2,176,695	113,966	5.24%
Commercial	381,646	18,695	4.90%	367,718	18,149	4.94%
Total loans	2,745,492	140,899	5.13%	2,544,413	132,115	5.19%
Total earning assets	3,598,205	$147,139	4.09%	2,980,998	$139,153	4.67%
Noninterest-earning assets	235,267			204,617
Total assets	$3,833,472			$3,185,615

Interest-bearing liabilities
NOW	$69,211	$184	0.27%	$55,795	$201	0.36%
Money Market	637,539	2,468	0.39%	449,110	3,190	0.71%
Saving deposits	137,534	134	0.10%	123,568	149	0.12%
Time deposits, less than $250,000	640,747	4,462	0.70%	715,181	11,466	1.60%
Time deposits, $250,000 and over	597,770	4,708	0.79%	597,262	10,199	1.71%
Total interest-bearing deposits	2,082,801	11,956	0.57%	1,940,916	25,205	1.30%
FHLB advances	150,000	1,765	1.18%	129,071	1,483	1.15%
Long-term debt	157,720	8,404	5.33%	104,210	6,990	6.71%
Subordinated debentures	14,384	595	4.14%	14,228	687	4.83%
Total interest-bearing liabilities	2,404,905	$22,720	0.94%	2,188,425	$34,365	1.57%
Noninterest-bearing liabilities
Noninterest-bearing deposits	938,711			564,111
Other noninterest-bearing liabilities	42,142			15,164
Total noninterest-bearing liabilities	980,853			579,275
Shareholders' equity	447,714			417,915
Total liabilities and shareholders' equity	$3,833,472			$3,185,615
Net interest income / interest rate spreads		$124,419	3.15%		$104,788	3.10%
Net interest margin			3.46%			3.52%

(1)	Includes income and average balances for FHLB stock, term federal funds, interest-bearing time deposits and other miscellaneous interest-bearing assets.
(2)	Interest income and average rates for tax-exempt loans and securities are presented on a tax-equivalent basis.
(3)	Average loan balances include nonaccrual loans and loans held for sale. Interest income on loans includes - amortization of deferred loan fees, net of deferred loan costs.

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the three months ended
	December 31,	September 30,	December 31,
	2021	2021	2020
Per share data (common stock)
Earnings
Basic	$0.81	$0.79	$0.57
Diluted	$0.79	$0.77	$0.56
Dividends declared	$0.13	$0.13	$0.09
Book value	$23.99	$23.37	$21.90
Tangible book value	$20.22	$19.60	$18.10
Weighted average shares outstanding
Basic	19,444,148	19,343,262	19,655,621
Diluted	19,851,202	19,798,187	19,812,401
Shares outstanding at period end	19,455,544	19,516,393	19,565,921
Performance ratios
Return on average assets, annualized	1.52%	1.54%	1.33%
Return on average shareholders' equity, annualized	13.45%	13.52%	10.38%
Return on average tangible common equity, annualized	15.98%	16.17%	12.58%
Noninterest income to average assets, annualized	0.31%	0.55%	0.54%
Noninterest expense to average assets, annualized	1.29%	1.45%	1.73%
Yield on average earning assets	3.97%	3.97%	4.55%
Cost of average total deposits	0.30%	0.35%	0.71%
Cost of average interest-bearing deposits	0.47%	0.51%	0.93%
Cost of average interest-bearing liabilities	0.86%	0.89%	1.23%
Accretion on loans to average earning assets	0.02%	0.03%	0.03%
Net interest spread	3.11%	3.08%	3.32%
Net interest margin	3.43%	3.38%	3.67%
Efficiency ratio	36.56%	38.87%	43.32%
Common stock dividend payout ratio	16.05%	16.46%	15.79%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	For the twelve months ended December 31,
	2021	2020
Per share data (common stock)
Earnings
Basic	$2.92	$1.66
Diluted	$2.86	$1.65
Dividends declared	$0.51	$0.33
Book value	$23.99	$21.90
Tangible book value	$20.22	$18.10
Weighted average shares outstanding
Basic	19,423,549	19,763,422
Diluted	19,834,306	19,921,859
Shares outstanding at period end	19,455,544	19,565,921
Performance ratios
Return on average assets, annualized	1.48%	1.03%
Return on average shareholders' equity, annualized	12.71%	7.88%
Return on average tangible common equity, annualized	15.22%	9.62%
Noninterest income to average assets, annualized	0.49%	0.44%
Noninterest expense to average assets, annualized	1.52%	1.87%
Yield on average earning assets	4.09%	4.67%
Cost of average deposits	0.40%	1.01%
Cost of average interest-bearing deposits	0.57%	1.30%
Cost of average interest-bearing liabilities	0.94%	1.57%
Accretion on loans to average earning assets	0.03%	0.08%
Net interest spread	3.15%	3.10%
Net interest margin	3.46%	3.52%
Efficiency ratio	40.67%	50.10%
Common stock dividend payout ratio	17.47%	19.88%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	As of
	December 31,	September 30,	December 31,
	2021	2021	2020
Loan to deposit ratio	86.58%	95.71%	102.72%
Core deposits / total deposits	82.91%	79.87%	77.31%
Net non-core funding dependence ratio	-6.50%	9.27%	12.47%

Credit Quality Data:
Loans 30-89 days past due	$17,640	$7,258	$8,939
Loans 30-89 days past due to total loans	0.60%	0.26%	0.33%
Nonperforming loans	$20,725	$14,248	$19,554
Nonperforming loans to total loans	0.71%	0.50%	0.72%
Nonperforming assets	$21,018	$14,541	$19,847
Nonperforming assets to total assets	0.50%	0.38%	0.59%
Allowance for loan losses to total loans	1.12%	1.13%	1.08%
Allowance for loan losses to nonperforming loans	158.80%	226.21%	150.03%
Net charge-offs to average loans (for the quarter-to-date period)	-0.01%	0.05%	0.05%

Regulatory and other capital ratios—Company
Tangible common equity to tangible assets	9.47%	10.26%	10.81%
Tier 1 leverage ratio	10.21%	10.31%	11.32%
Tier 1 common capital to risk-weighted assets	14.86%	14.82%	14.63%
Tier 1 capital to risk-weighted assets	15.40%	15.38%	15.22%
Total capital to risk-weighted assets	23.15%	23.30%	20.78%

Regulatory capital ratios—Bank only
Tier 1 leverage ratio	12.45%	12.48%	14.09%
Tier 1 common capital to risk-weighted assets	18.80%	18.64%	18.95%
Tier 1 capital to risk-weighted assets	18.80%	18.64%	18.95%
Total capital to risk-weighted assets	20.05%	19.89%	20.20%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	4th Quarter	3rd Quarter	2nd Quarter	1st Quarter
Quarterly Consolidated Statements of Earnings	2021	2021	2021	2021
Interest income
Loans, including fees	$36,783	$35,601	$34,669	$34,516
Investment securities and other	1,661	1,507	1,302	1,024
Total interest income	38,444	37,108	35,971	35,540
Interest expense
Deposits	2,431	2,745	3,118	3,662
Interest on subordinated debentures and other	2,343	2,342	2,356	1,958
Other borrowings	445	445	440	435
Total interest expense	5,219	5,532	5,914	6,055
Net interest income before provision for loan losses	33,225	31,576	30,057	29,485
Provision for loan losses	635	1,196	628	1,500
Net interest income after provision for loan losses	32,590	30,380	29,429	27,985
Noninterest income	3,156	5,524	4,171	5,894
Noninterest expense	13,300	14,420	14,680	15,792
Earnings before income taxes	22,446	21,484	18,920	18,087
Income taxes	6,740	6,120	5,540	5,631
Net income	$15,706	$15,364	$13,380	$12,456
Net income per common share - basic	$0.81	$0.79	$0.69	$0.64
Net income per common share - diluted	$0.79	$0.77	$0.67	$0.63
Cash dividends declared per common share	$0.13	$0.13	$0.13	$0.12
Cash dividends declared on common shares	$2,516	$2,537	$2,540	$2,347
Yield on average assets, annualized	1.52%	1.54%	1.39%	1.47%
Yield on average earning assets	3.97%	3.97%	3.99%	4.49%
Cost of average deposits	0.30%	0.35%	0.41%	0.55%
Cost of average interest-bearing deposits	0.47%	0.51%	0.59%	0.73%
Cost of average interest-bearing liabilities	0.86%	0.89%	0.97%	1.06%
Accretion on loans to average earning assets	0.02%	0.03%	0.02%	0.06%
Net interest margin	3.43%	3.38%	3.33%	3.73%

RBB BANCORP AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited, except for December 31, 2020)

(Dollars in thousands, except per share amounts)

Loan Portfolio Detail	As of December 31, 2021		As of September 30, 2021
(dollars in thousands)	$	%	$	%
Loans:
Commercial and industrial	$268,709	9.2%	$276,387	9.7%
SBA	76,136	2.6%	88,784	3.1%
Construction and land development	303,144	10.3%	271,764	9.6%
Commercial real estate (1)	1,247,999	42.6%	1,205,630	42.4%
Single-family residential mortgages	1,004,576	34.3%	974,780	34.3%
Other loans	30,786	1.0%	23,009	0.9%
Total loans (2)	$2,931,350	100.0%	$2,840,354	100.0%
Allowance for loan losses	(32,912)		(32,231)
Total loans, net	$2,898,438		$2,808,123

(1)	Includes non-farm and non-residential loans, multi-family residential loans and non-owner occupied single family residential loans.
(2)	Net of discounts and deferred fees and costs.

	Three Months Ended		Twelve Months Ended
Change in Allowance for Loan Losses	December 31,		December 31,
(dollars in thousands)	2021	2020	2021	2020
Beginning balance	$32,231	$26,634	$29,337	$18,816
Additions to the allowance charged to expense	635	3,008	3,959	11,823
Net recoveries (charge-offs) on loans	46	(305)	(384)	(1,302)
Ending balance	$32,912	$29,337	$32,912	$29,337

Tangible Book Value Reconciliations (non-GAAP)

The tangible book value per share is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company shareholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of December 31, 2021 and 2020, and September 30, 2021.

(dollars in thousands, except per share data)	December 31, 2021	September 30, 2021	December 31, 2020
Tangible common equity:
Total shareholders' equity	$466,683	$456,024	$428,488
Adjustments
Goodwill	(69,243)	(69,243)	(69,243)
Core deposit intangible	(4,075)	(4,327)	(5,196)
Tangible common equity	$393,365	$382,454	$354,049
Tangible assets:
Total assets-GAAP	$4,228,194	$3,801,807	$3,350,072
Adjustments
Goodwill	(69,243)	(69,243)	(69,243)
Core deposit intangible	(4,075)	(4,327)	(5,196)
Tangible assets	$4,154,876	$3,728,237	$3,275,633
Common shares outstanding	$19,455,544	19,516,393	19,565,921
Tangible common equity to tangible assets ratio	9.47%	10.26%	10.81%
Book value per share	$23.99	$23.37	$21.90
Tangible book value per share	$20.22	$19.60	$18.10